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                                                                    Exhibit 3.1A

                           CERTIFICATE OF AMENDMENT

                                    OF THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                          ICON FITNESS CORPORATION II


     ICON Fitness Corporation II, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST:   That the Board of Directors of said corporation, at a duly noticed special meeting at which a quorum was present and acting at all times, adopted the following resolution:

     RESOLVED That the Board of Directors hereby declares it advisable and in the best interest of the Corporation that Article 1 of the Certificate of Incorporation be amended to read as follows:

     "1.  The name of this Corporation is ICON Fitness Corporation."

     SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote thereon by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and that prompt notice of the taking of the foregoing action without a meeting has been given to those stockholders who have not consented in writing pursuant to Section 228(d) thereof.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Brad H. Bearnson, its Secretary, this 15th day of November, 1996.


                                   /s/ Brad H. Bearnson
                                   ----------------------------------------
                                   Secretary